Exhibit 99.1

Contact:
Lucas Binder
VP Corporate Development &
Investor Relations
303-927-4951
lucas.binder@wowinc.com

WOW! REPORTS SECOND QUARTER 2017 RESULTS

ENGLEWOOD, CO (August 14, 2017) — WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), a leading, fully integrated provider of residential and commercial high-speed data, video and telephony services to customers in the United States, today announced financial and operating results for the second quarter ended June 30, 2017.

Second Quarter Highlights

•                  WOW! completed its initial public offering on May 25, 2017, raising $356.5 million in gross proceeds

•                  2017 Edge-Out Nodes extended to 34,700 new homes passed; 2016 Edge-Out Nodes totaled 40,300 homes passed and achieved 29% penetration

•                  Second quarter 2017 Total Revenue of $297.5 million; Net Income of $5.0 million

•                  Second quarter 2017 Adjusted EBITDA of $112.2 million

•                  Transaction Adjusted business services subscription revenue grew 12.1% year-over-year

•                  In July 2017, WOW! refinanced and up-sized its Term B Loan, facilitating a full redemption of all 10.25% Senior Notes; over $60 million annualized Interest expense savings will be realized

•                  In August 2017, WOW! announced an agreement to sell a portion of its fiber network in Chicago to Verizon for $225 million in cash and an additional $50 million to complete the build

Financial Highlights (1)

For the second quarter ended June 30, 2017, WOW! reported Total Revenue of $297.5 million, Net Income of $5.0 million and Adjusted EBITDA of $112.2 million, representing a decrease in Total Revenue of $10.0 million, or 3.3%, a decrease in Net Income of $9.2 million and an increase from Transaction Adjusted EBITDA of $1.1 million, or 1.0%, over the second quarter ended June 30, 2016.

Total Revenue for the second quarter of 2017 was $297.5 million, representing a $4.9 million, or 1.6%, decline from Total Revenue including Acquisitions and Dispositions in the second quarter of 2016. WOW!’s internet centric strategic focus has led to strong growth in internet related revenue as HSD subscription revenues for the second quarter ended June 30, 2017, on an actual basis, increased by $7.5 million, or 8.1%, over the year ago quarter.

“On May 25, 2017, we completed the initial public offering of WOW!. The capital raised during that offering, and our subsequent transactions, best position WOW! for sustainable growth going forward, “said Steven Cochran, chief executive officer of WOW!. “Despite some anticipated seasonality during the second quarter and a price increase effective in June, the Company’s key objectives remain on course. WOW!’s focus on edge outs, the growth of our commercial services business and driving HSD connects continue to be the building blocks for a great future.”

“Raising $356.5 million through our initial public offering, coupled with proceeds from the refinancing of our term loan and revolver on hand, have enabled us to pay down our 10.25% Senior Notes entirely and capture over $60 million in annualized interest savings on a go forward basis,” said Rich Fish, chief financial officer of WOW!. “In addition, we announced the sale of a portion of our Chicago fiber network to Verizon, which will provide $225 million in cash at closing that we will use to continue to de-lever the balance sheet.”

(1)         Refer to “Non-GAAP Financial Measures and Operating Metrics”, “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures”, and “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA and Transaction Adjusted financial and subscriber information.

-MORE-

Revenue

On an actual basis, second quarter Total Revenue decreased 3.3% year-over-year. Total Revenue Including Acquisitions and Dispositions decreased 1.6% year-over-year to $297.5 million, which was driven primarily by video and telephony RGU losses experienced over the quarter and lower pass through revenue, offset by increases in ARPU and business services subscription revenue growth.

On an actual basis, Residential Subscription Revenue for the second quarter of 2017 was down 3.2% year-over-year. Residential Subscription Revenue Including Acquisitions and Dispositions decreased 1.8% year-over-year to $231.3 million. The largest contributor to the decline was video and telephony RGU losses, partially offset by increases in ARPU.

On an actual basis, Business Services Subscription Revenue for the second quarter of 2017 was up 6.7% year-over-year. Business Services Subscription Revenue Including Acquisitions and Dispositions increased 12.1% year-over-year to $28.7 million.

Other Business Services Revenue totaled $10.6 million for the second quarter, a decrease of 22.1% on a year-over-year basis. The decline was driven by pass through revenue related to the construction of the Company’s wireless backhaul project which is one time in nature.

Other revenue of $26.9 million in the second quarter 2017 decreased 3.9% on a year-over-year basis.

Costs and Expenses

Operating expenses, excluding depreciation and amortization, totaled $157.4 million in the second quarter 2017, a decrease of $10.1 million, or 6.0% on a year-over-year basis. The change was driven by lower programming costs due to video RGU losses over the quarter and the net effect of the Company’s acquisitions and dispositions.

Selling, general, and administrative expenses were $32.5 million for the second quarter of 2017, an increase of $4.9 million, or 17.8%, on a year-over-year basis. The increase was driven by higher employee related costs and an increase in telecom taxes, which was partially offset by the net effect of the Company’s acquisitions and dispositions.

Net Income and Earnings per Share

Second quarter 2017 Net Income was $5.0 million, down $9.2 million from the second quarter of 2016. Second quarter 2017 Fully Diluted Earnings per Share (EPS) was $0.07, down $0.14 from the second quarter of 2016. The decline in Net Income and EPS can be attributed to decreases in Income from Operations and increases in Income Taxes partially offset by lower Interest Expense during the quarter. The sequential decline from the first quarter of 2017 Net Income of $72.4 million is largely attributable to the closing of the Lawrence, Kansas transaction. Adjusted EPS for the second quarter of 2017 was $0.15.

Adjusted EBITDA

Second quarter 2017 Adjusted EBITDA was $112.2 million, up 1.0%, from the second quarter of 2016 on a transaction adjusted basis. Second quarter 2017 Adjusted EBITDA margin was 37.7% up 97 basis points from the same period a year ago on a transaction adjusted basis.

Customers

As of the second quarter of 2017, WOW! reported total subscribers of 776,500 versus 770,200 in the second quarter of 2016 on a transaction adjusted basis, a 0.8% increase. The sequential decline from 780,100 in the first quarter of 2017 reflects a combination of seasonality and the implementation of the Company’s annual price increase during the second quarter.

HSD RGUs totaled 727,600, representing a 16,100 increase over the same period, on a transaction adjusted basis, from a year ago, or 2.3%, and a slight decline from the first quarter of 2017 from 729,000 or 0.2%..

Edge-Outs

As of June 30, 2017, WOW! has extended its network to 75,000 new homes passed as part of the Company’s Edge-Out growth efforts started in 2016. Edge-Out projects begun in 2016 (“2016 Edge-Out Nodes”) passed approximately 40,300 homes at June 30, 2017. The Company has 11,600 new customers on such nodes, which represents 29% penetration with an average of 320 days active. The penetration on such nodes has increased from 23% at year-end 2016.

The Edge-Out projects begun in 2017 (“2017 Edge-Out Nodes”) passed approximately 34,700 homes at June 30, 2017. WOW! has 5,200 new customers on such nodes, which represents 15% penetration with an average of 77 days active.

Capital Expenditures

Capital expenditures totaled $72.8 million in the second quarter of 2017, compared to $71.3 million during the second quarter of 2016. Strategic capital expenditures, defined as Edge-Out capital expenditures and business services capital expenditures dedicated to expansion of the Company’s network, was $29.5 million for the three months ended June 30, 2017, which represented a decrease of $0.1 million over the three months ended June 30, 2016, in which a decline in business services capital expenditures offset the increase in Edge-Out expenditures. Excluding strategic capital expenditures of Edge-Outs and Business Services, capital expenditures in the second quarter of 2017 totaled $43.3 million, which equates to 14.6% of total reported revenues for the second quarter of 2017.

Cash Flow and Free Cash Flow

Net cash provided by operating activities decreased $8.9 million from $116.1 million for the six months ended June 30, 2016, to $107.2 million for the six months ended June 30, 2017. The decrease is primarily due to the timing of payments related to working capital accounts during the six months ended June 30, 2017.

Free cash flow for the six months ended June 30, 2017, totaled ($44.8) million, compared to ($18.8) million during the same period last year. The change was related to an $8.9 million decrease in net cash flows from operations and $17.1 million increase in capital expenditures. As discussed more fully below, the Company effected a refinancing in July 2017 of its outstanding debt balances which will result in an annualized reduction of interest expense of over $60 million.

Liquidity and Financing

As of June 30, 2017, the total principal amount of debt outstanding was approximately $2.8 billion and WOW!’s undrawn revolver provided $192.1 million of additional liquidity. Cash and cash equivalents as of June 30, 2017 was $427.5 million.

Subsequent to the quarter, on July 17, 2017, WOW! completed a refinancing of its Term B Loans, increasing Term B Loans by $230.5 million, reduced the pricing on the facility by 25 basis points to LIBOR plus 325 basis points, and upsized the revolver capacity to $300 million. Coupled with the proceeds from the IPO and $180 million from the revolver, WOW! redeemed all of its outstanding 10.25% Senior Notes. The annualized impact from these transactions equate to over $60 million in interest savings.

Announced Sale of a Portion of Chicago Fiber Network

On August 1, 2017, the Company announced it had entered into a definitive agreement to sell a portion of its fiber network in the Company’s Chicago market for $225 million in cash. In addition, WOW! will enter into a new agreement pursuant to which WOW! will complete the build-out of the network in exchange for approximately $50 million payable at the remaining network elements are completed.

WOW!’s financial outlook for the twelve month period ending December 31, 2017, previously included Revenues and Adjusted EBITDA attributable to the network totaling approximately $13.7 million and $13.2 million, respectively. A portion of the proceeds are expected to be used to pay-down WOW!’s existing debt balances. The transaction is expected to close by the first quarter of 2018.

Conference Call

WOW! will host a conference call on Monday, August 14, 2017, at 11:00 a.m. Eastern to discuss the operating and financial results contained in this press release. The conference call will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating via telephone can use the conference call information as follows:

Call Date:	Monday, August 14, 2017	Call Time:	11:00 a.m. Eastern
Dial In:	(877) 541-5069	Intn’l Dial In:	(443) 842-7607
Conf. ID:	54326072

A recording of the conference call will be available approximately two hours after the completion of the call until September 14, 2017. The dial-in number for this replay is (855) 859-2056.

The following unaudited condensed consolidated statements of operations summarizes information in the Company’s Form 10-Q for the quarter ended June 30, 2017, as filed on August 14, 2017, with the United States Securities and Exchange Commission (“SEC”). For ease of use, references in this release to “WOW!” means WideOpenWest, Inc. and its consolidated subsidiaries.

WideOpenWest Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in millions, except for per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue
Residential subscription	$231.3	$239.0	$463.7	$479.5
Business services subscription	28.7	26.9	56.8	52.7
Total subscription	260.0	265.9	520.5	532.2
Other business services	10.6	13.6	21.7	21.8
Other	26.9	28.0	55.3	55.8
Total Revenue	$297.5	$307.5	$597.5	$609.8

Costs and expenses:
Operating (excluding depreciation and amortization)	$157.4	$167.5	$317.2	$332.0
Selling, general and administrative	32.5	27.6	62.8	53.6
Depreciation and amortization	50.8	52.9	101.1	105.4
Management fee to related party	0.5	0.5	1.0	0.9
	$241.2	$248.5	$482.1	$491.9

Income from operations	$56.3	$59.0	$115.4	$117.9
Other income (expense):
Interest expense	(44.1)	(55.2)	(89.8)	(109.4)
Loss on early extinguishment of debt	(1.0)	(2.5)	(6.0)	(2.5)
Gain (loss) on sale of assets	(0.3)	—	38.4	—
Realized and unrealized gain on derivative instruments, net	—	1.2	—	2.3
Other income, net	—	0.1	1.4	0.1
Income tax (expense) benefit	(5.9)	11.6	18.0	10.1
Net Income	$5.0	$14.2	$77.4	$18.5

Basic and diluted earnings per common shares
Basic	$0.07	$0.21	$1.10	$0.28
Diluted	$0.07	$0.21	$1.10	$0.28
Weighted-average common shares outstanding
Basic	74,309,106	66,525,044	70,413,415	65,138,672
Diluted	74,333,425	66,531,070	70,437,734	65,144,698

About WOW!

WOW! is one of the nation’s leading providers of high-speed internet, cable TV and phone serving communities in the U.S. Our operating philosophy is to deliver an employee and customer experience that lives up to its name. For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to publicly update any forward-looking statement, even if new information becomes available in the future or if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, many of which are beyond our control, including the wide range of competition we face in our business; competitors that are larger and possess more resources; competition; dependence upon a business services strategy; conditions in the economy, including potentially uncertain economic conditions; our ability to secure new businesses as customers; demand for our bundled broadband communications services may be lower than we expect; our ability to respond to rapid technological change; increases in programming and retransmission costs; a decline in advertising revenues; the effects of regulatory changes in our business; our substantial level of indebtedness; certain covenants in our debt documents; programming exclusivity in favor of our competitors; inability to obtain necessary hardware, software and operational support; strain on business and resources from future acquisitions, or the inability to identify suitable acquisitions; and other factors that may be described from time to time in our filings with the SEC. All forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Non-GAAP Financial Measures and Operating Metrics

We have included certain non-GAAP financial measures in this release, including: Revenues Including Acquisitions and Dispositions, Residential Subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, Adjusted EBITDA, Transaction Adjusted EBITDA, Transaction Adjusted Capital Expenditures, Adjusted EPS and Free Cash Flow.  The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance.  We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business.  We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures.  We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors.  We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Revenue Including Acquisitions and Dispositions is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We define Revenue Including Acquisitions and Dispositions as revenue after giving effect to certain acquisitions and divestitures made by WOW! We believe that Revenue Including Acquisitions and Dispositions is an appropriate measure of operating performance because it is meaningful to investors by showing how certain acquisitions and divestitures might have affected our historical financial statements. There are no Acquisitions and Dispositions reflected in second quarter 2017 results.

The presentation of Revenue Including Acquisitions and Dispositions is not made in accordance with GAAP and our use of the term Revenue Including Acquisitions and Dispositions herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Revenue Including Acquisitions and Dispositions should not be considered as an alternative to revenue or any other performance measures derived in accordance with GAAP as measures of operating performance.

Residential Subscription Revenue Including Acquisitions and Dispositions is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We define Residential Subscription Revenue Including Acquisitions and Dispositions as Residential Subscription Revenue after giving effect to certain acquisitions and divestitures made by WOW! We believe that Residential Subscription Revenue Including Acquisitions and Dispositions is an appropriate measure of operating performance because it is meaningful to investors by showing how certain acquisitions and divestitures might have affected our historical financial statements. There are no Acquisitions and Dispositions reflected in second quarter 2017 results.

The presentation of Residential Subscription Revenue Including Acquisitions and Dispositions is not made in accordance with GAAP and our use of the term Residential Subscription Revenue Including Acquisitions and Dispositions herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Residential Subscription Revenue Including Acquisitions and Dispositions should not be considered as an alternative to residential subscription revenue or any other performance measures derived in accordance with GAAP as measures of operating performance.

Business Services Subscription Revenue Including Acquisitions and Dispositions is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We define Business Services Subscription Revenue Including Acquisitions and Dispositions as Business Services Subscription Revenue after giving effect to certain acquisitions and divestitures made by WOW! We believe that Business Services Subscription Revenue Including Acquisitions and Dispositions is an appropriate measure of operating performance because it is meaningful to investors by showing how certain acquisitions and divestitures might have affected our historical financial statements. There are no Acquisitions and Dispositions reflected in second quarter 2017 results.

The presentation of Business Services Subscription Revenue Including Acquisitions and Dispositions is not made in accordance with GAAP and our use of the term Business Services Subscription Revenue Including Acquisitions and Dispositions herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Business Services Subscription Revenue Including Acquisitions and Dispositions should not be considered as an alternative to Business

Services Subscription Revenue or any other performance measures derived in accordance with GAAP as measures of operating performance.

Adjusted EBITDA is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance. Transaction Adjusted EBITDA makes certain additional adjustments to the historical financial information that WOW! believes is meaningful to investors by showing how certain acquisitions and divestitures might have affected WOW!’s historical financial statements.

Adjusted EBITDA is defined by WOW! as net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), gains (losses) realized and unrealized on derivative instruments, management fees to related party, the write-up or write-off of any asset, debt modification expenses, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including equity based compensation expense) and certain other income and expenses. Transaction Adjusted EBITDA represents Adjusted EBITDA after giving effect to the impact of acquisitions and dispositions that were completed during the relevant periods as if they occurred at the beginning of the period presented. Adjusted EBITDA and Transaction Adjusted EBITDA are not a presentation made in accordance with GAAP and our use of the terms Adjusted EBITDA and Transaction Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA and Transaction Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows, or as measures of liquidity. There are no Transaction Adjustments reflected in second quarter 2017 results.

Adjusted EBITDA and Transaction Adjusted EBITDA have important limitations as an analytical tool. For example, Adjusted EBITDA and Transaction Adjusted EBITDA:

•                  exclude certain tax payments that may represent a reduction in cash available to us;

•                  do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•                  do not reflect changes in, or cash requirements for, our working capital needs; and

•                  do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Transaction Adjusted Capital Expenditures is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We define Transaction Adjusted Capital Expenditures as capital expenditures after giving effect to certain acquisitions and divestitures made by the Company. We believe that Transaction Adjusted Capital Expenditures is an appropriate measure of operating performance because it is meaningful to investors by showing how certain acquisitions and divestitures might have affected WOW!’s historical financial statements. There are no Transaction Adjustments reflected in second quarter 2017 results.

The presentation of Transaction Adjusted Capital Expenditures is not made in accordance with GAAP and our use of the term Transaction Adjusted Capital Expenditures herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Transaction Adjusted Capital Expenditures should not be considered as an alternative to capital expenditures or any other performance measures derived in accordance with GAAP as measures of operating performance.

Adjusted EPS is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. Adjusted EPS is a non-GAAP financial measure that eliminates the effect of management fees to related party, loss on early extinguishment of debt, gain (loss) on sale of assets, non-recurring professional fees, M&A integration and restructuring expense, non-cash stock compensation, and other (income) and expenses. We then add or subtract an estimated incremental income tax effect applicable to those items. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented.

The presentation of Adjusted EPS is not made in accordance with GAAP and our use of the term Adjusted EPS herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Adjusted EPS should not be considered as an alternative to EPS or any other performance measures derived in accordance with GAAP as measures of operating performance.

See “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP financial measure.

Free Cash Flow is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We define Free Cash Flow as Net cash flows provided by operating activities less Capital Expenditures. We believe that Free Cash Flow is an appropriate measure of operating performance because it is meaningful to investors because it presents the cash generated or used by the business in a given period, and that the presentation of this measure enhances an investor’s understanding of our financial performance.

The presentation of Free Cash Flow is not made in accordance with GAAP and our use of the term Free Cash Flow herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Free Cash Flow should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP as measures of operating performance.

In addition, we use the following subscriber information in this release:

•                  Homes Passed — We report homes passed as the number of serviceable addresses, such as single residence homes, apartments condominium units and businesses passed by our broadband network and listed in our database.

•                  Subscribers — Because we deliver multiple services to our customers, we report the total number of customers (“Total Customers”) as those who subscribe to at least one of our high-speed data (“HSD”), video (“Video”) or telephony (“Telephony”) services without regard to which or how many of those services they subscribe. We report Video subscribers as the number of basic cable subscribers, excluding customers who only subscribe to HSD or Telephony services in this total. We define total Revenue Generating Units (“RGUs”) as the sum of HSD subscribers, Video subscribers and Telephony subscribers.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies. While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

The following table provides an unaudited reconciliation of our Net Income to Adjusted EBITDA for the respective quarters ended and for the six month period ended June 30, 2017, and June 30, 2016:

WideOpenWest, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

($ in millions, except for per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income	$5.0	$14.2	$77.4	$18.5
Depreciation and amortization	50.8	52.9	101.1	105.4
Management fee to related party	0.5	0.5	1.0	0.9
Interest expense	44.1	55.2	89.8	109.4
Loss on early extinguishment of debt	1.0	2.5	6.0	2.5
Realized and unrealized gain on derivative instruments, net	—	(1.2)	—	(2.3)
Gain (loss) on sale of assets	0.3	—	(38.4)	—
Non-recurring professional fees, M&A integration and restructuring expense	2.0	2.4	3.9	3.5
Non-cash stock compensation	2.6	0.1	3.1	0.1
Other income, net	—	(0.1)	(1.4)	(0.1)
Income tax (benefit) expense	5.9	(11.6)	(18.0)	(10.1)
Adjusted EBITDA (1)	$112.2	$114.9	$224.5	$227.8
Net cash flows provided by operating activities	76.2	89.9	107.2	116.1
Less: Capital Expenditures	(72.8)	(71.3)	(152.0)	(134.9)
Free Cash Flow	$3.4	$18.6	$(44.8)	$(18.8)

Three months ended
June 30, 2017
Per Share
Diluted Earnings per Share	$0.07
Management fee to related party	0.01
Loss on early extinguishment of debt	0.01
Gain (loss) on sale of assets	0.00
Non-recurring professional fees, M&A integration and restructuring expense	0.03
Non-cash stock compensation	0.03
Income tax applicable to adjustments, net(2)	(0.00)
Adjusted EPS	$0.15

(1)                                 See “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” below for a reconciliation of Adjusted EBITDA to Transaction Adjusted EBITDA for the respective quarters ended giving effect the acquisition of NuLink on September 9, 2016, and our divestiture of the Lawrence, Kansas, system on January 12, 2017, as if such transactions had been completed at the beginning of the respective periods presented herein

(2)                                 The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information

The SEC requires that pro forma financial information be presented in a registrant’s periodic filings when events occur for which disclosure would be material to investors, including significant business combinations or the disposition of a significant portion of the business. The significance of an acquired or disposed business is determined based on the “significant subsidiary” tests specified in Regulation S-X, Article 11, Rule 1-02(w). In this regard, although the Company has made certain acquisitions and divestitures, such transactions do not meet the “significant subsidiary” tests and, accordingly, the Company’s historical financial information as filed with the SEC does not contain pro forma financial information relating to those transactions.

Nevertheless, we make certain adjustments in this release to the historical financial and subscriber information of the Company (“Transaction Adjusted”) as filed with the SEC because we believe such information would be meaningful to investors by showing how such transactions might have affected the Company’s historical financial statements. The unaudited Transaction Adjusted financial and subscriber information in this release has been prepared giving effect to our acquisition of the operating assets of NuLink on September 9, 2016, and our divestiture of the Lawrence, Kansas system on January 12, 2017, as if such transactions had been completed at the beginning of the respective periods presented herein. The unaudited Transaction Adjusted financial and subscriber information is for informational purposes only and does not purport to represent what our results of operations, financial or subscriber information would have been if such transactions had occurred at any date, nor does such information purport to project the results of operations for any future period.

The unaudited Transaction Adjusted condensed consolidated financial and subscriber information in this release was prepared based on NuLink’s unaudited financial and subscriber information for the respective periods presented. The historical unaudited financial and subscriber information has been adjusted to give a Transaction Adjusted effect to events that are directly attributable to such transactions, factually supportable and expected to have a continuing impact on the results.  The unaudited Transaction Adjusted financial information herein does not reflect non-recurring charges that have been incurred in connection with the transaction including legal fees, broker fees and accounting fees.

The following table provides an unaudited reconciliation of our residential subscription revenue to residential subscription revenue including Acquisitions and Dispositions, business services subscription revenue to business services subscription revenue including Acquisitions and Dispositions, Total Revenue to Total Revenue including Acquisitions and Dispositions, Adjusted EBITDA to Transaction Adjusted EBITDA and Capital Expenditures to Transaction Adjusted Capital Expenditures for the respective quarters ended and for the six month period ended June 30, 2017, and June 30, 2016:

WideOpenWest, Inc.

Transaction Adjusted Condensed Consolidated Financial Information (Unaudited)

($ in millions)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Residential Subscription Revenue	$231.3	$239.0	$463.7	$479.5
Acquisitions and Dispositions:
Residential Subscription related to the Lawrence system	—	(8.3)	(1.1)	(16.7)
Residential Subscription related to NuLInk	—	4.9	—	9.8
Residential Subscription Revenue Including Acquisitions and Dispositions	$231.3	$235.6	$462.6	$472.6

Business Services Subscription Revenue	$28.7	$26.9	$56.8	$52.7
Acquisitions and Dispositions:
Business Services Subscription related to the Lawrence system	—	(1.8)	(0.3)	(3.5)
Business Services Subscription related to NuLInk	—	0.5	—	1.0
Business Services Subscription Including Acquisitions and Dispositions	$28.7	$25.6	$56.5	$50.2

Total Revenue	$297.5	$307.5	$597.5	$609.8
Acquisitions and Dispositions:
Revenue related to the Lawrence system	—	(11.3)	(1.5)	(22.8)
Revenue related to NuLink	—	6.2	—	12.4
Total Revenue Including Acquisitions and Dispositions	$297.5	$302.4	$596.0	$599.4

Adjusted EBITDA	$112.2	$114.9	$224.5	$227.8
Transaction Adjustments:
Adjusted EBITDA related to the Lawrence system	—	(5.9)	(1.0)	(11.8)
Adjusted EBITDA related to NuLink	—	2.1	—	4.1
Transaction Adjusted EBITDA	$112.2	$111.1	$223.5	$220.1

Capital Expenditures	$72.8	$71.3	$152.0	$134.9
Transaction Adjustments:
Capital expenditures related to the Lawrence system	—	(1.4)	(0.1)	(2.7)
Capital expenditures related to NuLink	—	1.7	—	2.9
Transaction Adjusted Capital Expenditures	$72.8	$71.6	$151.9	$135.1

The following table provides an unaudited reconciliation of our reported subscriber information to Transaction Adjusted subscriber information as of the end of each of the respective quarterly periods:

	June 30, 2016	March 31, 2017	June 30, 2017
Reported Homes Passed	3,022,800	3,047,800	3,072,500
Transaction Adjustments:
NuLink	34,000	—	—
Lawrence	(67,700)	—	—
Transaction Adjusted Homes Passed	2,989,100	3,047,800	3,072,500

Reported Total Customers	785,600	780,100	776,500
Transaction Adjustments:
NuLink	15,200	—	—
Lawrence	(30,600)	—	—
Transaction Adjusted Total Customers	770,200	780,100	776,500

Reported HSD Subscribers	725,700	729,000	727,600
Transaction Adjustments:
NuLink	13,600	—	—
Lawrence	(27,800)	—	—
Transaction Adjusted HSD Subscribers	711,500	729,000	727,600

Reported Video Subscribers	524,300	474,000	458,200
Transaction Adjustments:
NuLink	9,800	—	—
Lawrence	(15,600)	—	—
Transaction Adjusted Video Subscribers	518,500	474,000	458,200

Reported Telephony Subscribers	277,500	243,000	235,400
Transaction Adjustments:
NuLink	3,600	—	—
Lawrence	(7,400)	—	—
Transaction Adjusted Telephony Subscribers	273,700	243,000	235,400

Reported Total RGUs	1,527,500	1,446,000	1,421,200
Transaction Adjustments:
NuLink	27,000	—	—
Lawrence	(50,800)	—	—
Transaction Adjusted Total RGUs	1,503,700	1,446,000	1,421,200

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